FEE WAIVER AGREEMENT

EGA Emerging Global Shares Trust

September 1, 2016

Columbia Management Investment Advisers, LLC

225 Franklin Street

Boston, MA 02110

Dear Ladies and Gentlemen:

Each of the funds listed in Schedule A (the “Funds”) is a series of EGA Emerging Global Shares Trust, a Delaware statutory trust (the “Trust”).

You hereby agree, as of the effective date set forth on Schedule A (the “Effective Date”) and until the end of the limitation period noted on Schedule A (“Limitation Period”), to waive all or a portion of your advisory fee, such that the advisory fee of each Fund is limited to the rate per annum, as noted on Schedule A, of that Fund’s average daily net assets.

This Agreement is made and to be performed principally in The Commonwealth of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of The Commonwealth of Massachusetts. Any amendment to this Agreement shall be in writing signed by the parties hereto. This Agreement may not be assigned by you without the prior consent of the Trust and shall automatically terminate upon the termination of the Investment Management Services Agreement between the Trust and you or in the event of merger or liquidation of a Fund.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

EGA Emerging Global Shares Trust,on behalf of the Funds

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

The foregoing Agreement is hereby accepted as of September 1, 2016.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Head of Operations

SCHEDULE A

Fund	Effective Date	Limitation Period	Fee Limitation
EGShares EM Strategic Opportunities ETF	September 1, 2016	August 31, 2018	0.65%
EGShares EM Core ex-China ETF	September 1, 2016	August 31, 2018	0.35%
EGShares Beyond BRICs ETF	September 1, 2016	August 31, 2018	0.58%